Exhibit 99.1

For Immediate Release

Staffing 360 Solutions Realigns Organizational Structure

Changes Designed to Leverage Expanding Global Presence by Driving Growth,

Promoting Operating Efficiencies, and Generating Sustainable Profitability

New York, NY – December 22nd, 2017 – Staffing 360 Solutions, Inc. (NASDAQ: STAF) (“STAF 360” or “the Company”), a staffing solutions company executing a global buy-and-build strategy in the US and the UK, today announced a new organizational structure that reflects the Company’s expanding global staffing industry presence and supports management’s commitment to achieving sustainable, profitable enterprise-wide growth beginning in 2018.

“2017 was a transformative year for our Company,” said Brendan Flood, Chairman and CEO.  “We significantly expanded our global footprint organically and via acquisitions, successfully refinanced and streamlined our balance sheet, positioned the Company to generate positive cash flow beginning in 2018, and advanced towards our goal of becoming a $500 million revenue company within the next two years.”

“For the better part of the last two years, I have been largely focused on addressing issues related to our overall financial position,” Mr. Flood continued. “With the support of a strong team, Board of Directors, strategic investors and advisors, many of these issues have been addressed and the Company has continued to grow.  Although additional initiatives are underway, we believe that STAF 360 is now in the best position in its history to sustainably and profitably capitalize on a growing number of opportunities in the global staffing industry.  To this end, we have undertaken a strategic review of our operations and put in place a new organizational structure that reflects our growth and evolution as a company, and will, we believe, allow us to generate long-term shareholder value.”

Effective immediately, STAF 360 will re-organize into three distinct business segments:  Commercial Staffing (US), Professional Staffing (UK) and Professional Staffing (US).  Each of these businesses will be led by a dedicated President, reporting directly to Mr. Flood.

These three businesses have distinct marketing strategies, customer profiles, and labor force characteristics.  Reflective of this, each will be managed by experienced industry professionals who can address the individual operating requirements of their respective segments, while adhering to STAF 360’s high corporate standards of client service and operational excellence.  It is expected that these changes will enhance customer focus, drive revenue growth, maximize efficiencies, and support accountability and ownership.

Paul Polito has been named President of the Commercial Staffing segment effective immediately. Mr. Polito, a 20 - year staffing industry veteran, had served as Vice President of Operations for STAF 360’s Monroe Staffing subsidiary since 2012.   He joined Monroe in January 2001.

"Paul has spent the last 16 years helping to drive growth at Monroe, and represents the best of STAF 360’s talent pool,” said Mr. Flood.  “He is an expert manager with deep industry experience and know-how, and is an individual who exemplifies our shared values, ideals, and objectives.  I expect Paul’s transition to his new role will be seamless, and look forward to our collaboration.”

An executive search is currently underway for the Professional Staffing (UK) and Professional Staffing (US) segments.  In the interim, these segments will be led by Mr. Flood. Internal candidates are also being evaluated for the roles.

STAF 360 also announced that Matt Briand, its President and CEO will leave the Company effective January 31st 2018, to pursue other business and personal interests.  Mr. Flood will become Chairman and CEO of the Company, effective immediately.

“Matt has been instrumental in the growth and success of STAF 360, specifically at Monroe Staffing,” said Mr. Flood.  “He has been a wonderful partner and colleague, and I wish him every success in his future endeavors.”

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (NASDAQ: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations in the US and UK. The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $500 million. As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT staffing space. For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions and expand our business, as well as the size of future revenue or trading volume or future access to capital markets. Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Specifically, in order for the Company to achieve annualized revenues of $500 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company's control. The Company can give no assurance that it will be able to achieve these objectives. Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law. Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions, our ability to access the capital markets on terms acceptable to us, or at all, our ability to comply with our contractual covenants, including in respect of our debt and other risks detailed from time to time in Staffing 360 Solutions' reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Contacts:

Staffing 360 Solutions, Inc.

Brendan Flood, Chairman and CEO

brendan.flood@staffing360solutions.com / +1 (646) 507-5715

David Faiman, Chief Financial Officer

info@staffing360solutions.com /+1 (646) 507-5711

Investor Relations:

The Equity Group, Inc.

Lena Cati

lcati@equityny.com / +1 (212) 836-9611

Devin Sullivan

dsullivan@equityny.com / +1 (212) 836-9608

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